EXHIBIT 99.1
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Contact:

Lauren H. Soloff
Vice President
Sonics & Materials, Inc.
203.270.4600

   Sonics & Materials, Inc. Files Form 15 to Deregister its Common Stock with
                     The Securities and Exchange Commission

         Newtown, Connecticut, October 21, 2002 - Sonics & Materials, Inc. ("Sonics") (OTCBB: SIMA) announced today that, with the approval of its Board of Directors, Sonics has filed a Form 15 with the Securities and Exchange Commission (the "SEC"). The filing of the Form 15 will terminate registration of the Company's common stock and warrants under the Securities Exchange Act of 1934, as amended (the "1934 Act").

         Upon the filing of the Form 15, Sonics will no longer file with the SEC certain reports and forms, including Forms 10-KSB, 10-QSB and 8-K, as well as proxy statements. The deregistration is expected to become effective within 90 days of filing. In addition, the common stock of Sonics will no longer be eligible for quotation on the OTC Bulletin Board. The Company has asked the OTC Bulletin Board to halt trading in the Company's common stock.

         According to management, Sonics is terminating registration in order to reduce corporate costs associated with being a "reporting company" under the 1934 Act. After careful consideration, the Board of Directors concluded that for Sonics the advantages of being a reporting company under the 1934 Act do not offset the costs and administrative burdens associated with SEC reporting requirements. In addition, the Company's common stock has been extremely thinly-traded.

         Sonics & Materials manufactures ultrasonic welding equipment, spin welding equipment, and vibration welding equipment, all of which are used in the bonding of plastics. The Company also manufactures ultrasonic liquid processors. The Company's equipment is installed at locations around the world, serving such diverse industries as automotive, electronics, textiles, medical device, packaging and a wide range of other manufacturing and research applications. Its headquarters are in Newtown, Connecticut. The Company also has a division in Pennsylvania and a branch office in Gland, Switzerland. The Company's website can be found at www.sonicsandmaterials.com.

Certain statements in this Press Release that are not historical fact constitute "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties and often depend on assumptions, data or methods that may be incorrect or imprecise. The Company's future operating results may differ materially from the results discussed in, or implied by, forward-looking statements made by the Company. Factors that may cause such differences include, but are not limited to, risks related to growing market demand for Sonics' existing and new products, continued growth in sales and market share of Sonics' products, pricing, market acceptance of existing new products, fluctuation in the sales product mix, general economic conditions, fluctuating interest rates, competitive products, and product and technology development, as well as those risks detailed in the Company's reports filed with the Securities and Exchange Commission. Forward-looking statements give our current expectations or forecasts of future events. You can usually identify these statements by the fact that they do not relate strictly to historical or current facts. They often use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance or results of current and anticipated products, sales efforts, expenses, and financial results.